Exhibit 99.1

                   -----------------------------------------------------
[logo]               NEWS RELEASE
SYNOVUS            -----------------------------------------------------

                   For Immediate Release

                   Contact:         Patrick A. Reynolds
                                    Director of Investor Relations
                                    (706) 649-4973

       Synovus Reports 15.8% Increase in Net Income for First Quarter 2004

               Financial Services Segment Fuels Net Income Growth

         Columbus, Ga., April 19, 2004 -- Synovus' first quarter earnings grew 15.8% over the first quarter 2003 to $104.2 million, which represented earnings per share growth of 14.7% to $.34 per share, Synovus' Chief Executive Officer James H. Blanchard announced today.

                   "We started 2004 with the Synovus Financial Services segment providing the key drivers for an impressive first quarter" said Blanchard. "Excellent credit quality, strong loan growth and a stable margin led the earnings momentum in the quarter. TSYS' performance exceeded internal expectations that were established at the beginning of the year."

                  Return on assets for the quarter was 1.91% and return on equity was 18.0% for the first quarter 2004, compared to 1.89% and 17.26%, respectively, in the same period last year. Shareholders' equity at March 31, 2004, was $2.36 billion, which represented a very strong 10.58% of quarter-end assets. Total assets ended the quarter at $22.3 billion, an increase of 8.2% from the same period last year.

                  Asset quality improved significantly again during the first quarter, continuing the positive trend from the fourth quarter of last year. The net charge-off ratio was 0.16% compared to 0.43% last quarter and 0.37% for the first quarter of last year. The ratio of nonperforming assets to loans and other real estate decreased to 0.56% from 0.58% last quarter, and 0.72% a year ago. The allowance for loan losses was 1.39% of loans, which provides coverage of 337% of nonperforming loans and the provision for loan losses covered net charge-offs by 2.32x for the quarter. Net interest income grew 11.7% over last year as average outstanding loans grew 12.6% and interest expense decreased by 14.4%. Net interest income increased by $5.3 million compared to the fourth quarter of 2003. The first quarter net interest margin was 4.24%, stable when compared to 4.26% last quarter.

                  Net income for the Synovus Financial Services segment increased 21.1% over last year. Return on assets for the quarter was 1.49% and return on equity was 18.18%, compared to 1.40% and 16.14%, respectively, in the same period last year. Financial Services' non-interest income was up 22% as compared to last year, with increases in service charges on deposits of 15% and credit card fees of 6%. Mortgage banking revenue was down 56% compared to last year as the re-financing of mortgages has essentially stopped during the last two quarters. Financial Management Services and insurance revenues increased 12.1% over last year, with fees for trust services up 22% and brokerage revenue up 17%.

                  Synovus continued its strategy of redeployment of its capital and resources to higher growth markets. In the first quarter, a $9.7 million after-tax gain was recorded with the sale of banking operations in Quincy, Florida. Additionally, Synovus continued to invest in the final stages of its

                    Post Office Box 120 / Columbus, GA 31902
                                 www.synovus.com



       Synovus Reports 15.8% Increase in Net Income for First Quarter/p. 2

         first de novo bank - Synovus Bank of Jacksonville, Florida - to be opened in the second quarter and entered a new market in Savannah, Georgia, with the opening of the Sea Island Bank branch in Savannah during the first quarter.

                  TSYS reported net income of $32.6 million for the first quarter 2004 compared to $31.7 million last year. Diluted earnings per share for the quarter increased to $0.17, up from $0.16 last year. During the quarter, TSYS reached an agreement with FleetBoston Financial Corporation to continue processing the Circuit City accounts that Fleet acquired last year, expanding services to include back-office and call center activities. TSYS also extended its processing agreements with BB&T Corporation and First Hawaiian Bank during the quarter. TSYS continues to have ongoing discussions with Bank of America regarding the Fleet merger and with Citigroup regarding its Sears portfolio acquisition. In addition, TSYS' plans and efforts to convert the Bank One portfolio remain fully staffed and on schedule, and TSYS has begun discussions with J.P. Morgan Chase regarding the processing needs of its card portfolio.


                  Blanchard concluded, "The first quarter performance is a confirmation of our expectations of earnings per share growth of 8 - 10% for 2004. Improving credit quality, a stable margin, continued strong loan growth, fee income growth, and continuing expense control encourage us to believe the Financial Services segment will perform at the very top of the peer group. Our optimism for TSYS to win strategically from the ongoing credit card industry consolidations remains high. With our very dedicated and highly motivated team members and our strong balance sheet, we believe we are in position to achieve higher earnings performance as the economy improves throughout the year and beyond."

                  Synovus will host an earnings highlights conference call at 4:00 pm ET, on April 19, 2004. The conference call will be available in the Investor Relations section of www.synovus.com under the "Conference Calls and Webcasts" tab. Please log on 5-10 minutes ahead of the call time.

                  Synovus (NYSE: "SNV") is a diversified financial services holding company with more than $22 billion in assets based in Columbus, Ga. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: "TSS"), the world's largest third-party processor of international payments. Synovus is No. 20 on FORTUNE magazine's list of "The 100 Best Companies To Work For" in 2004. See Synovus on the Web at www.synovus.com.

         This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS' plans to convert the Bank One portfolio according to schedule, Synovus' expected growth in earnings per share for 2004, Synovus' belief with respect to Financial Services performing at the top of its peer group, Synovus' belief with respect to achieving higher earnings performance, and the assumptions underlying such statements, including, with respect to Synovus' expected increase in earnings per share for 2004, continued improvement in credit quality, resulting in a net charge-off ratio of approximately 0.30% for the year and a non-performing assets ratio in the 0.45-0.55% range by year end; a stable net interest margin in a flat rate environment; loan growth of 10-12% in 2004; and TSYS' net income growth for 2004 within the 5-7% range. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus' ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other lenders; factors that affect the delinquency rate on Synovus' loans and the rate at which Synovus' loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS' earnings per share growth is lower that anticipated; TSYS does not convert the Bank One portfolio as anticipated;

                    Post Office Box 120 / Columbus, GA 31902
                                 www.synovus.com


       Synovus Reports 15.8% Increase in Net Income for First Quarter/p. 3

         the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus' inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation or adverse facts and developments related thereto; hostilities increase in the Middle East or elsewhere; and the effects of changes in government policy and regulations, including restrictions and/or limitations arising from banking laws, regulations and examinations. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.

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